Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 01:11 PM 12/21/2009 FILED 01:09 PM 12/21/2009 SRV 091121404 - 3132265 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

NORTEL GOVERNMENT SOLUTIONS INCORPORATED

Nortel Government Solutions Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Article 1 of the Certificate of Incorporation of Nortel Government Solutions Incorporated shall be amended so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is Avaya Government Solutions Inc.

SECOND: That in lieu of a meeting and vote, the sole stockholder of said corporation has given its unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on December 21, 2009.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 21st day of December 2009.

Nortel Government Solutions Incorporated

By:	/s/ Stephen Szeremeta
Stephen Szeremeta Secretary